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                                                                    EXHIBIT 99.1


Press Contact:  Gwen Fisher        Investor Contact:  Laura Jordan
                (908) 423-6154                        (908) 423-5185

                 MERCK SUCCESSFULLY COMPLETES TENDER OFFER FOR
                   OUTSTANDING SHARES OF SIBIA NEUROSCIENCES

                   Merck Is Now Majority Stockholder of SIBIA

     Whitehouse Station, N.J., Sept. 3, 1999 -- Merck & Co., Inc. announced today the successful completion of the tender offer made by MC Subsidiary Corp., Merck's wholly owned subsidiary, for the shares of common stock, including the associated preferred stock purchase rights, of SIBIA Neurosciences, Inc. (NASDAQ:SIBI). The tender offer at $8.50 per share in cash, which was made pursuant to an Agreement and Plan of Merger among the companies dated as of July 30, 1999, expired at midnight, Eastern Standard Time, on Thursday, Sept. 2, 1999. At that time, 6,694,639 shares had been tendered (including 21,831 shares tendered by notice of guaranteed delivery). This represents 69% of the outstanding shares of Common Stock of SIBIA. MC Subsidiary Corp. will accept for payment all the shares tendered at the tender offer price of $8.50 per share.

     With the completion of the tender offer, Merck is now the majority stockholder of SIBIA. Merck intends to complete the acquisition of SIBIA through a merger in which the remaining stockholders of SIBIA will receive $8.50 per share in cash. Merck now owns sufficient shares to approve the merger without any action by any other stockholders. Prior to the completion of the merger, Merck will mail to all remaining stockholders the required information statement.

     "We are pleased to now be the majority stockholder of SIBIA, and look forward to completing the merger of our two companies," said Bennett M. Shapiro, M.D., executive vice president of worldwide licensing and external research, Merck Research Laboratories. "The acquisition of SIBIA augments our already successful CNS research facility in the United Kingdom, and gives us a presence in the CNS research community in the United States. The excellent SIBIA team strengthens our drug discovery efforts, in keeping with our core strategy of developing important therapeutic advances."


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     Founded in 1981, SIBIA is engaged in the discovery and development of novel small molecule therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders. The company, which went public in 1996, is a leader in the development of proprietary drug discovery platforms and technologies.

     Merck is a global, research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco Managed Care.